                                                                    Exhibit (h)5


                               ALPINE EQUITY TRUST
                                3435 Stelzer Road
                              Columbus, Ohio 43219

EXPENSE LIMITATION AGREEMENT
(as of February 1, 2000)

Alpine Management & Research, LLC (the "Adviser") agrees to absorb expenses of Alpine Realty Income & Growth Fund (the "Fund"), a series of Alpine Equity Trust (the "Trust"), and/or to waive fees payable to the Adviser under the Advisory Agreement between the Adviser and the Trust (the "Advisory Agreement") in such amounts as may be necessary to limit ordinary operating expenses of each class of shares of the Fund (excluding interest, taxes, brokerage and any extraordinary expenses) ("Operating Expenses") to the following per annum rates as a percentage of average daily net assets (the "Expense Limitation"):

Class of Shares                             Expense Limitation
---------------                             ------------------
Y                                                    1.50%
A                                                    1.75%
B                                                    2.50%

The Expense Limitation for each class will remain in effect unless and until the Board of Trustees of the Trust approves its modification or termination; provided, however, that the Expense Limitation will terminate in the event that the Advisory Agreement is terminated by the Trust without the consent of the Adviser.


Excess Expense Reimbursement Agreement

The Trust, on behalf of the Fund, and subject to the Expense Limitation for each class, agrees to reimburse the Adviser for any Operating Expenses of a class in excess of the Expense Limitation of such class that are paid or absorbed by the Adviser (including through waiver of the Adviser's fee) pursuant to the agreement set forth above ("Excess Expenses"). Such reimbursement will be made as promptly as possible, and to the maximum extent permissible, without causing the Operating Expenses of a class for any year to exceed the Expense Limitation of such class; provided, however, that such reimbursements shall be made only for Excess Expenses incurred within three years of reimbursement. This agreement of the Trust to reimburse the Adviser for Excess Expenses shall terminate in the event the Adviser terminates the Advisory Agreement without the consent of the Trust.

Agreed to and accepted:

ALPINE EQUITY TRUST

By:  _____________________
Name:  ___________________
Title:  ____________________



ALPINE MANAGEMENT & RESEARCH, LLC

By:  _____________________
Name:  ___________________
Title:  ____________________